Navan, Inc.
Non-Employee Director Compensation Policy

Each member of the Board of Directors (the “Board”) of Navan, Inc. (the “Company”) who is not also serving as an employee of or consultant to the Company or any of its subsidiaries (each such member, an “Eligible Director”) will receive the compensation described in this Non-Employee Director Compensation Policy (this “Policy”) for their Board service upon and following the effective date of the registration statement in connection with the initial public offering of the Company’s common stock (the “Effective Date”). An Eligible Director may decline all or any portion of their compensation by giving notice to the Company prior to the date cash may be paid or equity awards are to be granted, as the case may be.

Subject to approval by the Company’s stockholders on or prior to the Effective Date, this Policy is effective as of the Effective Date. Unless otherwise required by applicable law, following the approval, this Policy will not be subject to approval by the Company’s stockholders, including, for the avoidance of doubt, as a result of or in connection with an action taken with respect to this Policy as contemplated by the following paragraph.

This Policy may be amended, suspended, or terminated at any time in the sole discretion of the Board or the Compensation Committee of the Board (the “Compensation Committee”); provided, however, that no amendment, suspension, or termination of this Policy will materially impair the rights of an Eligible Director with respect to compensation that already has been paid or awarded, unless otherwise mutually agreed between the Eligible Director and the Company.

Unless defined in this Policy, each capitalized term will have the meaning given to the term in the Company’s 2025 Equity Incentive Plan, as amended from time to time, or if that plan is no longer in place, the meaning given the term or any similar term in the equity plan then in place (in either case, the “Plan”).

Annual Cash Compensation

The annual cash compensation amount set forth below is payable to Eligible Directors in equal quarterly installments, payable in arrears on the last day of each fiscal quarter in which the service occurred. If an Eligible Director joins the Board or a committee of the Board or becomes the non-executive chair of the Board, the lead independent Director, or the chair of a committee of the Board at a time other than effective as of the first day of a fiscal quarter, the applicable annual retainer set forth below will be pro-rated based on days served in that capacity in the applicable fiscal quarter, with the pro-rated amount paid on the last day of the first fiscal quarter in which the Eligible Director provides the service and regular full quarterly payments thereafter. For purposes of clarification, an Eligible Director who has served as an Eligible Director, the non-executive chair of the Board, the lead independent Director, or the chair or member of a committee of the Board from the Effective Date through the end of the fiscal quarter containing the Effective Date (the “Initial Period”) will receive a pro-rated payment of the quarterly payment of the applicable annual retainer(s), calculated based on the number of days during the Initial Period that the Eligible Director has served in the relevant capacities.

All cash retainers are vested upon payment. There are no per-meeting attendance fees for attending meetings of the Board or a committee of the Board.

1.    Annual Board Service Retainer:
a.    All Eligible Directors: $35,000
b.    Non-Executive Chair of the Board Service Retainer (in addition to Eligible Director Service Retainer): $40,000
c.    Lead Independent Director (in addition to Eligible Director Service Retainer): $20,000

2.    Annual Committee Chair Service Retainer:
a.    Chair of the Audit Committee: $25,000
b.    Chair of the Compensation Committee: $20,000
c.    Chair of the Nominating and Corporate Governance Committee: $12,000

3.    Annual Committee Member Service Retainer (not applicable to Committee Chairs):
a.    Member of the Audit Committee: $10,000
b.    Member of the Compensation Committee: $10,000
c.    Member of the Nominating and Corporate Governance Committee: $5,000

Retainer Award Elections

Beginning with the retainers payable with respect to the first quarter of Fiscal Year 2027, each Eligible Director may elect to receive all of the Eligible Director’s retainers for services performed in a future fiscal quarter either in cash or in the form of an award of fully-vested restricted stock units granted under the Plan (a “Retainer Award”) by validly submitting an election to the Company in substantially the form approved by the Board or the Compensation Committee (a “Retainer Award Election”) before the beginning of the fiscal quarter.

Any Retainer Award Election must be submitted during an open trading window and at a time when the Eligible Director otherwise is not restricted from trading shares of Common Stock. If an Eligible Director is not otherwise permitted to trade shares of Common Stock under the Company’s insider trading policy at the time the Eligible Director submits a Retainer Award Election, then that Retainer Award Election will be invalid. In addition, an Eligible Director may not validly submit more than one new Retainer Award Election for a fiscal quarter; if an Eligible Director submits more than one new Retainer Award Election for a fiscal quarter, then only the first of those Retainer Award Elections that satisfies the conditions above will be valid.

Any validly submitted Retainer Award Election will become effective and irrevocable as of the date it is submitted to the Company (the “Election Date”) and will apply to all retainers for all fiscal quarters that begin after the Election Date. Once a Retainer Award Election is validly submitted, it will remain in effect for all future fiscal quarters until the Eligible Director validly submits a new Retainer Award Election.

If an Eligible Director has validly elected to receive the retainers for a fiscal quarter in the form of a Retainer Award, the Retainer Award for the fiscal quarter will be granted automatically on the 20th day of the month following the end of the fiscal quarter (the “Retainer Award Grant Date”) as long as the Eligible Director remains in Continuous Service through the Retainer Award Grant Date. The number of shares subject to the Retainer Award will be determined by dividing the amount of the Eligible Director’s retainers for the fiscal quarter by the Fair Market Value of a share of Common Stock on the Retainer Award Grant Date (as determined in accordance with the Plan), with the result rounded to the nearest whole share. However, if the Eligible Director does not remain in Continuous Service through the Retainer Award Grant Date, the Eligible Director will not receive the Retainer Award and instead will receive the retainers for the fiscal quarter in cash.

Expenses

The Company will reimburse Eligible Directors for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in Board and committee meetings; provided, that the Eligible Director must timely submit to the Company appropriate documentation substantiating the expenses in accordance with the Company’s travel and expense policy, as in effect from time to time.

Equity Compensation

The equity compensation set forth below will be granted under the Plan, subject to the approval of the Plan by the Company’s stockholders. All Awards granted under this Policy will be automatic and nondiscretionary, and no person will have any discretion to select which members of the Board will be granted Awards under this Policy or to determine the number of shares of Company common stock to be covered by the Awards.

1.    Initial Grants: For each Eligible Director who is first elected or appointed to the Board following the Effective Date, on the date of the Eligible Director’s initial election or appointment to the Board (or, if that date is not a market trading day, the first market trading day thereafter), the Eligible Director will automatically, and without further action by the Board or the Compensation Committee, be granted an RSU Award covering a number of shares that results in the RSU Award having a Value (as defined below) of $450,000, rounded up to the nearest whole share (the “Initial Grant”). If an individual was a member of the Board and also an employee or consultant, becoming an Eligible Director due to termination of employment or service as a consultant will not entitle the Eligible Director to receive an Initial Grant. The RSUs subject to each Initial Grant will vest over a three-year period, with 1/3rd of the RSUs subject to the Initial Grant vesting in equal annual installments following the date of grant, such that the Initial Grant is fully vested on the third anniversary of the date of grant, in each case subject to the Eligible Director’s Continuous Service through the vesting date.

2.    Annual Grants: On the date of each annual stockholder meeting of the Company held after the Effective Date, each Eligible Director who continues to serve as a non-employee member of the Board following the stockholder meeting (excluding any Eligible Director who is first appointed or elected by the Board at the meeting) will automatically, and without further action by the Board or the Compensation Committee, be granted an RSU Award covering a number of shares that results in the RSU Award having a Value of $215,000, rounded up to the nearest whole share ( an “Annual Grant”). Each Annual Grant will vest in full on the earlier of (i) the first anniversary of the date of grant or (ii) the date of Company’s next annual stockholder meeting following the date of grant, subject to the Eligible Director’s Continuous Service through the vesting date. With respect to an Eligible Director who, following the Effective Date, was first elected or appointed to the Board on a date other than the date of the Company’s annual stockholder meeting, upon the Company’s first annual stockholder meeting following the Eligible Director’s first joining the Board, the Eligible Director’s first Annual Grant will be pro-rated to reflect the time between the Eligible Director’s election or appointment date and the date of that first annual stockholder meeting.

For purposes of this Policy, “Value” means the grant date fair value (determined in accordance with U.S. generally accepted accounting principles), or any other methodology the Board may determine prior to the grant of the Initial Grant or Annual Grant becoming effective.

Change in Control
With respect to Awards granted to an Eligible Director while that individual was an Eligible Director, in the event of a Change in Control, the Eligible Director will fully vest in and have the right to exercise the Eligible Director’s outstanding Awards and, with respect to Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met, unless specifically provided otherwise under the applicable award agreement or other written agreement authorized by the Board between the Eligible Director and the Company or any of its Affiliates, as applicable.

Non-Employee Director Compensation Limit
Notwithstanding the foregoing, the aggregate value of all compensation granted or paid, as applicable, to any individual for service as a Non-Employee Director shall in no event exceed the limits set forth in the Plan.

Section 409A

In no event will cash compensation or expense reimbursement payments under this Policy be paid after the later of (i) the 15th day of the 3rd month following the end of the Company’s taxable year in which the compensation is earned or expenses are incurred, as applicable, or (ii) the 15th day of the 3rd month following the end of the calendar year in which the compensation is earned or expenses are incurred, as applicable, in compliance with the “short-term deferral” exception under Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and guidance thereunder, as may be amended from time to time (together, “Section 409A”). It is the intent of this Policy that all payments hereunder be exempt from or otherwise comply with the requirements of Section 409A so that none of the compensation to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be so exempt or comply. In no event will the Company have any liability or obligation to reimburse, indemnify, or hold harmless an Eligible Director (or any other person) for any taxes or costs that may be imposed on or incurred by an Eligible Director (or any other person) as a result of Section 409A.